 Exhibit 10.1
IMAGEWARE SYSTEMS, INC.

  AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (the “Agreement”) is made and entered into effective as of November 13, 2020 (the “Effective Date”), by and between Mr. S. James Miller, Jr. (the “Consultant”) and ImageWare Systems, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Consultant and the Company are currently parties to that certain Transition Services Agreement dated March 2, 2020 (the “Current Agreement”) whereby Consultant serves as the Company’s Executive Chairman of the Board;

WHEREAS, in connection with Consultant’s retirement from the Company, the parties desire to transition Consultant from the Executive Chairman of the Board to a full time consulting position to provide certain consulting services to the Company; and

WHEREAS, the parties have mutually agreed to terminate the Current Agreement and enter into this Agreement to govern the consulting relationship between Consultant and the Company.

AGREEMENT

In consideration of the mutual covenants herein contained, the parties agree as follows:

1.             Termination of Current Agreement. Upon the Effective Date, the Current Agreement will be terminated in its entirety and this Agreement shall supersede the Current Agreement in all respects. In connection with the termination of the Current Agreement, the Company shall pay to Consultant, on the Effective Date, the following: (i) any unpaid base salary due to Consultant under the Current Agreement for all periods prior to the Effective Date, (ii) all amounts due for accrued and unused vacation through the Effective Date, and (iii) all amounts for reimbursement of all expenses incurred by Consultant in connection with his employment with the Company for all periods prior to the Effective Date, each of which amounts described in clauses (i), (ii) and (iii) above are set forth on Exhibit A and hereby agreed by the parties.

2.            Services of Consultant. Subject at all times to the Company’s right to terminate this Agreement, as set forth in Section 4, the Consultant shall provide such consulting and other services from time to time as reasonably requested by the Company’s Chief Executive Officer which are commensurate with Consultant’s skills and experience and be substantially similar to the services Consultant was providing to the Company prior to the date hereof, it being understood that Consultant’s role and responsibilities shall principally be in the areas of sales and business development (the “Services”). Notwithstanding the following, Consultant shall only be required to provide the Services from the Company’s headquarters in San Diego, California or the Consultant’s home residence, at the discretion of the Consultant. The parties agree and acknowledge that, Consultant shall provide Services to the Company from time to time as requested by the Company up to a maximum of sixteen (16) hours per week (the “Hours Cap”) in fulfilling his obligations hereunder. As an independent contractor, Consultant is free to provide services to other entities during the Term as long as Consultant does not violate any of the terms of this Agreement; provided, however, during the Term, Consultant shall not provide advisory, consulting or other services to any entity that directly or indirectly competes with the Company. Subject to the Hours Cap, Consultant agrees to attend such meetings as the Chief Executive Officer may reasonably request for proper communication of his advice and consultation. Consultant shall coordinate the furnishing of Consultant’s Services pursuant to this Agreement with the Company in order that such Services can be provided in such a way as to generally conform to the business schedules of the Company, but the method of performance, time of performance, place of performance, hours utilized in such performance, and other details of the manner of performance of Consultant’s services hereunder shall be within the sole discretion of Consultant.

3.            Resignation from the Board of Directors. As of the Effective Date, Consultant hereby resigns from the Board of Directors of the Company.

4.            Term of Engagement. Subject to Company’s right to terminate this Agreement pursuant to this Section 4, the term of Consultant’s engagement under this Agreement shall commence on the Effective Date and shall continue for a full five (5) month term (such period being referred to herein as the “Term”, and such date, the “Termination Date”).

 (a)           Termination for Breach. Either party may terminate this Agreement if the other party breaches any material term of this Agreement and fails to cure such breach within ten (10) days following written notice thereof from the non-breaching party.

(b)           Effect of Termination. Upon the expiration or termination of this Agreement for any reason: (i) Consultant will promptly deliver to Company all Consultant Work Product, including all work in progress on any Consultant Work Product not previously delivered to Company, if any; (ii) Consultant will promptly deliver to Company all Confidential Information in Consultant’s possession or control; and (iii) Company will pay Consultant any accrued but unpaid fees due and payable to Consultant pursuant to Section 5.

5.            Compensation and Benefits.

(a)            Consultant shall be paid a monthly consulting fee (“Consulting Fee”), and shall be entitled to certain benefits, each as more particularly set forth in Exhibit A attached hereto and incorporated by reference herein. The Consulting Fee shall be paid on the 1st day of each month following the date of this Agreement (pro-rated for any portion of a month following the Effective Date). The Company shall arrange for all payments due hereunder to be paid automatically, at the times set forth above, through the Company’s accounts payable system.

(b)            The Company has accrued 787,000 restricted stock units of the Company (the “RSUs”) issuable to Consultant. Upon the Effective Date of this Agreement 525,000 RSUs shall be issued by the Company to Consultant and shall become fully vested as of the effective date. The remaining 262,000 unvested RSUs shall terminate and be of no further force and effect.

(c) Consultant and the Company acknowledge and agree that (a) the Company is not required to, and shall not, withhold federal or state income, gross receipts or similar taxes from the Consulting Fee paid to Consultant hereunder and the Company is not otherwise required to comply with any state or federal law concerning the collection of income, gross receipts or similar taxes at the source of payment of wages, (b) the Company is not required under the Federal Unemployment Tax Act or the Federal Insurance Contribution Act to pay or withhold taxes for unemployment compensation or for social security on behalf of Consultant with respect to the Consulting Fee and (c) the Company is not required under the laws of any state to obtain workers’ compensation insurance or to make state unemployment compensation contributions on behalf of Consultant.

6. No Authorization to Engage in Management Activities. No provision of this Agreement shall be interpreted to imply such authorization or obligation on the part of the Consultant to have any management responsibilities, authority or activities including planning, organizing, directing, coordinating, and controlling with respect to all or part of the Company, unless such activities are directed by the Chief Executive Officer of the Company.

7. Release. For and in consideration for the agreements of the parties set forth herein, the parties hereto, on each party’s own behalf and on behalf such party’s successors and assigns (as the case may be, collectively referred to as “Releasor”), hereby releases and forever discharges the other party, its predecessors, successors, corporate affiliates, parent entities and subsidiaries and its officers, directors, agents, representatives, employees, consultants and advisors (as the case may be, collectively referred to as “Releasee”), from any and all claims, counterclaims, demands, debts, actions, causes of action, suits, expenses, costs, attorneys’ fees, damages, indemnities, obligations and/or liabilities of any nature whatsoever (“Release”), whether known or unknown, which Releasor ever had, now has or hereafter can, shall or may have against Releasee, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Release, including, but not limited to, the following: (i) all such claims and demands directly or indirectly arising out of or in any way connected with Consultant’s employment with the Company and/or its affiliated entities, parents and subsidiaries or the termination of that employment, (ii) all such claims and demands related to salary, bonuses, commissions, restricted stock, unvested stock options or unvested warrants, or any other benefits or compensation which have, are or may be due to Consultant or his beneficiaries from the Company and/or its affiliated entities, parents and subsidiaries, including vacation pay, fringe benefits, expense reimbursements, severance pay and/or any other form of compensation; (iii) any claims arising under any federal, state or local law, statute or ordinance; and (iv) any claims for breach of contract related to Consultant’s employment, express or implied, including any claim for breach of any implied covenant of good faith and fair dealing, wrongful discharge, discrimination, harassment, fraud, defamation, intentional tort, emotional distress and negligence. Notwithstanding the foregoing, Releasor does not release any rights or claims against Releasee that may arise under the terms of this Agreement.

Consultant and the Company do not intend to release claims that Consultant may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802.

Notwithstanding the foregoing, Consultant is not releasing, and the Release shall not include, any claims by Consultant for indemnification to which Consultant may be entitled as a current or former director or officer of the Company under the Company’s certificate of incorporation, bylaws or any indemnification agreement between Consultant and the Company, in each case, as they exist as of the date of this Agreement.

Nothing in this Section 7 shall prohibit Consultant from filing a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. However,

Nothing in this Section 7 shall prohibit or impair Consultant or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

8. Non-Disparagement. Consultant agrees not to make, or cause any other person to make, any public statement that is intended to criticize or disparage the Company, any of its affiliates, or any of their respective officers, managers or directors. The Company agrees to use commercially reasonable efforts to cause its officers and members of its Board of Directors not to intentionally make, or intentionally cause any other person to make, any public statement that is intended to criticize or disparage Consultant. This Section 8 shall not be construed to prohibit any person from responding publicly to incorrect public statements or from making truthful statements when required by law, subpoena, court order, or the like.

9. Prohibited Activities. Without the Company’s prior written consent, for a period of two (2) years from the Effective Date, Consultant shall not (i) solicit, directly or indirectly, or cause to be solicited the employment of or employ any person who is now employed by Company (or whose activities are dedicated to the Company); (ii) engage, directly or indirectly, in or with any business that competes directly or indirectly with the business of the Company; or (iii) solicit any current or prospective customer of the Company, the result of which is that the Company’s business with such current or prospective customer is harmed.

10. Independent Contractor. At all times during the Term, Consultant shall be an independent contractor of the Company. In no event shall Consultant be deemed to be an employee of the Company, and Consultant shall not at any time be entitled to any employment rights or benefits from the Company or be deemed to be an agent of the Company or have any power to bind or commit the Company or otherwise act on its behalf, other than as specifically set forth on Exhibit A attached hereto. Consultant acknowledges and agrees that, as a non-employee, Consultant is not eligible for any benefits sponsored by the Company or any other benefit from the Company, other than as specifically set forth on Exhibit A attached hereto, and, accordingly, Consultant shall not participate in any pension or welfare benefit plans, programs or arrangements of the Company. Consultant shall not at any time communicate or represent to any third party, or cause or knowingly permit any third-party to assume, that in performing the Consulting Services hereunder, Consultant is an employee, agent or other representative of the Company or has any authority to bind the Company or act on behalf of the Company. Consultant shall be solely responsible for making all of Consultant’s applicable tax filings and remittances with respect to amounts paid to Consultant pursuant to this Agreement and shall indemnify and hold harmless the Company and its respective representatives for all claims, damages, costs and liabilities arising from Consultant’s failure to do so. It is not the purpose or intention of this Agreement or the parties to create, and the same shall not be construed as creating, any partnership, partnership relation, joint venture, agency, or employment relationship.

11. Confidentiality and Non-Disclosure

(a) Through the performance of the Consulting Services hereunder, Consultant shall have access to confidential and proprietary information of the Company, including some or all of the following documents, materials and information of the Company (collectively the “Confidential Information”): (i) business strategies, corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations and acquisition prospects, (ii) information relating to the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, (iii) information about, marketing and production plans or techniques; (iv) customer and supplier lists, prospective customer information, current and anticipated customer requirements, distribution networks, price lists, market studies and business plans; (v) historical and projected sales data, financial data and projections, capital spending budgets and operating budgets; (vi) employee and agent training techniques and materials and personnel files, (vii) research and development plans or results, and (viii) all other non-public information that gives the Company a competitive advantage by virtue of its not being publicly known.

(b) Consultant hereby acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the value of the Company and its business. Accordingly, subject to the terms and conditions of this Section 11, Consultant hereby covenants and agrees that, without the prior written consent of the Company, Consultant shall not directly or indirectly disclose any Confidential Information to any person or entity outside of the Company and shall not use any Confidential Information other than for the purpose of performing the Consulting Services hereunder.

(c) The provisions of Section 11(b) shall not apply to information (i) that is or becomes generally known to, and available for use by, the public other than as a result of the breach of this Agreement or any other obligation that Consultant owes the Company, (ii) that is available to Consultant on a non-confidential basis from a source that is not prohibited from disclosing such information to Consultant by a contractual, legal, or fiduciary obligation to the Company, (iii) that is required to be disclosed by applicable law, or (iv) the disclosure of which by Consultant is reasonably necessary for Consultant to satisfy and perform Consultant’s obligations under this Agreement. If Consultant becomes compelled by applicable law or court or arbitrator’s order to disclose any Confidential Information, Consultant shall provide the Company with prompt written notice of such requirement so that the Company may seek a protective order or other remedy prior to, and in respect of, such disclosure. If such a protective order or other remedy is not obtained by, or is not available to the Company, then Consultant shall use commercially reasonable efforts to ensure that only the minimum portion of such Confidential Information that is legally required to be disclosed is so disclosed, and Consultant shall use commercially reasonable efforts to obtain assurances that confidential treatment shall be given to such Confidential Information. Company agrees to furnish Consultant with a list of sources prohibited by the Company from disclosing Confidential information.

12. Non-Circumvention. The parties agree that they will work through each other in all circumstances as to third parties which are introduced through the efforts of one of the parties hereto and agree not to circumvent each other in that regard without permission of the other party hereto.

13. Successors.

(a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the Company's obligations under this Agreement and agree expressly to perform the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company's business and/or assets (including any parent company to the Company) which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Consultant’s Successors. Without the written consent of the Company, Consultant shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Consultant hereunder shall inure to the benefit of, and be enforceable by, Consultant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (if to the Company, addressed to its Secretary at the Company’s principal place of business on a non-holiday weekday between the hours of 9 a.m. and 5 p.m.; if to Consultant, via personal service to his last known residence) or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.

15. Indemnity. Consultant will defend, indemnify and hold Company harmless from and against all claims, damages, liabilities, losses, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or resulting fromany breach by Consultant of any of Consultant’s covenants in this Agreement.

16.  Disclosure of Work Product. Consultant will, as an integral part of the performance of Services, disclose in writing to Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, specifications, biological or chemical specimens or samples, hardware, circuits, computer programs, databases, user interfaces, encoding techniques, and other materials of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services, or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Consultant Work Product”).

17. Ownership of Consultant Work Product. Consultant and Company agree that, to the fullest extent permitted by applicable law, each item of Consultant Work Product will be a work made for hire owned exclusively by Company. Consultant agrees that all Consultant Work Product will be the sole and exclusive property of Company. Consultant hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, all right, title and interest in and to the Consultant Work Product, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with Company in all respects, and will execute documents, and will take such further acts reasonably requested by Company to enable Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Consultant Work Product. Consultant hereby appoints the officers of Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.

18. Miscellaneous Provisions.

(a) Consultant’s Legal Fees. The Company shall reimburse Consultant for all legal fees incurred by Consultant in connection with the matters contemplated by this Agreement, not to exceed $10,000. Any such amounts shall be paid by the Company to Consultant within five business days of the Consultant providing the Company with an invoice from Consultant’s legal counsel.

(b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Consultant and by an authorized officer of the Company (other than the Consultant). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Entire Agreement; Amendments. This Agreement constitutes the entire and final agreement between the parties with respect to the subject matter hereof and supersedes any and all other written or oral agreements or understandings between the parties. Notwithstanding the foregoing, this Agreement shall not affect any non-disclosure, invention assignment, confidentiality or other agreements executed by the parties governing the termination of Consultant’s employment with the Company, which agreements by their terms survive the termination of Consultant’s employment with the Company. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the parties

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to choice of law principles.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, and may be delivered by facsimile or other electronic means, but all of which shall be deemed originals and taken together will constitute one and the same Agreement.

(g) Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

(h) Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

(i) Survival. Sections 7, 8, 9, 11, 15 and 16 of this Agreement shall survive its termination for any reason.

(j) Cooperation with Investigations. Consultant shall cooperate in good faith in all respects with the Company in connection with any request by Company, its current or former shareholders, officers, directors, or auditors, or a federal or state governmental authority for additional information and documents, or in any governmental investigation, complaint, action or other inquiry.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	IMAGEWARE SYSTEMS, INC.

By:	/s/ Kristin Taylor
Name: Kristin Taylor
Title: Chief Executive Officer

CONSULTANT:	/s/ James Miller
S. James Miller, Jr.

  [Signature Page to Consultant Agreement]

 EXHIBIT A

BENEFITS

I.              Compensation and Benefits. Consultant’s compensation and other benefits under this Agreement shall be as follows and is based on the status change to terminated as of November 12, 2020:

A.            $8,550 gross salary minus standard tax deductions and elected conributions consisting of 401(k), flexible spending account, and portion of spouse medical premium.

B.            Unused accrued Paid Time Off balance of 204 hours valued at $39,314.88.

C.            $767.76 has been paid via ACH on 9/23/20. This represents all outstanding business-related expenses.

D.            Consulting Fee. The Company shall pay to Consultant a monthly consulting fee (the “Consulting Fee”) of $19,000.00 per Month from the Effective Date and thereafter monthly for a period of five full months from the Effective Date. The Consulting Fee shall be paid on the 1st day of each month following the Effective Date (pro-rated for any portion of a month following the Effective Date).

E.            Commission. In addition to his Consulting Fee, Consultant shall be eligible for a commission equal to 1.00% of all amounts actually paid to the Company resulting from contracts and or purchase orders received by the Company prior to the Termination Date from the Government of Mexico or its prime contractors for products and services from the Company (“Qualifying Payments”); provided, however, Consultant’s entitlement to the foregoing commission or any commission for Qualifying Payments under this Paragraph E. shall only apply to Qualifying Payments actually received by the Company in excess of $1.7 million; provided, further, that the maximum amount of commissions payable hereunder shall not exceed $228,000; provided, further, that Consultant’s entitlement to, and the Company’s responsibility to pay, the foregoing commission or any commission for Qualifying Payments under this Paragraph E. resulting from contracts or purchase orders received by the Company after the Termination Date shall cease as of the Termination Date.

F.            Expenses. Consultant shall be solely responsible for all expenses incurred except those incurred at the request of and approved in advance by the Chief Executive Officer. All air travel must be approved prior to travel and such travel will be booked by the Company. All other expenses incurred by Consultant require prior approval by the Chief Executive Officer.The Company will reimburse Consultant for such expenses within thirty (30) days following presentation by Consultant of such accounts and records as the Company reasonably requires for accounting purposes.

G.            Benefits and Insurance. Consultant’s eligibility for Company- sponsored and paid group life, long term disability and accidental death and dismemberment, 401K eligibility and flexible spending account (Ameri-Flex) and related plans shall each terminate on the Effective Date. During the Term, the Company shall provide to Consultant and his dependents the same level of health insurance benefits (medical, dental and vision) through COBRA continuation paid for by the Company. The Company’s obligation to provide the coverage referred to in the preceding sentence shall terminate for Consultant and his dependents as of the Termination Date.

II.             Disability. In the event that Consultant suffers from a permanent disability during the Term of this Agreement, then Consultant shall continue to receive his Consulting Fee for the entire remainder of the Term. In such event, Consultant’s service to the Company hereunder shall continue after his disability and until the first to occur of (a) the Termination Date, or (b) the death of Consultant; and during such period of time, Consultant shall not be entitled to payment of expenses or benefits specified in Section above.